UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2010

Dr Pepper Snapple Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Legacy Drive, Plano, Texas		75024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-673-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

and

Item 8.01 Other Events.

Dr Pepper Snapple Group, Inc. (" DPS") today announced that it has agreed to license certain brands to The Coca-Cola Company ("KO") on completion of KO’s proposed acquisition of Coca-Cola Enterprises’ ("CCE") North American Bottling Business. In addition, KO will offer Dr Pepper and Diet Dr Pepper in local fountain accounts currently serviced by CCE and will include Dr Pepper and Diet Dr Pepper on its Freestyle fountain dispenser.

Under new licensing agreements, KO will distribute Dr Pepper in the U.S. and Canada Dry in the Northeast U.S. where they are currently distributed by CCE. The new agreements will have an initial term of 20 years, with 20-year renewal periods, and will require KO to meet certain performance conditions. KO will continue to distribute Canada Dry, C’Plus and Schweppes in Canada.

Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, DPS will begin selling Squirt, Canada Dry, Schweppes and Cactus Cooler, which are currently sold by CCE.

As part of these transactions, DPS will receive a one-time cash payment of $715 million before taxes, fees and other related expenses. This upfront payment is net of the investment in the Freestyle fountain program, which is estimated at $115 million to $135 million.

A copy of the letter agreement summarizing the terms of the transactions is filed as Exhibit 10.1 to this Current Report on Form 8-K.

A copy of the press release announcing the transactions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter agreement, dated June 7, 2010, between Dr Pepper/Seven Up, Inc. and The Coca-Cola Company.

99.1 Dr Pepper Snapple Group, Inc. Press Release dated June 7, 2010—"Dr Pepper Snapple Group Signs New Agreements with The Coca-Cola Company"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

June 7, 2010	By:	James L. Baldwin, Jr.

Name: James L. Baldwin, Jr.
Title: Executive Vice President & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Letter agreement, dated June 7, 2010, between Dr Pepper/Seven Up, Inc. and The Coca-Cola Company.
99.1	Dr Pepper Snapple Group, Inc. Press Release dated June 7, 2010—"Dr Pepper Snapple Group Signs New Agreements with The Coca-Cola Company"